UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2004

Intervoice, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)

17811 Waterview Parkway
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (972) 454-8000

Not applicable

(Former name or former address, if changed since last report)

ITEM 5. OTHER.
SIGNATURES
INDEX TO EXHIBITS
EX-99.1 Credit Agreement
EX-99.2 Revolving Credit Note

ITEM 5. OTHER.

     On January 26, 2004, Intervoice, Inc. (the “Company”) entered into a credit agreement (the “New Credit Agreement”) with Wells Fargo Bank, National Association (“Bank”) which provides for a revolving credit commitment equal to the lesser of $5.5 million minus the balance of any letters of credit outstanding (not to exceed $2 million) or a defined borrowing base comprised of eligible U.S. receivables and $2.75 million held in a cash collateral account. The New Credit Agreement is being used to refinance $4.6 million of term loan indebtedness that was outstanding under a credit facility the Company entered into with Foothill Capital Corporation (“Foothill”) in August 2002. Because Foothill is an affiliate of the Bank the Company did not have to pay any fees when it terminated the prior credit facility. During the current quarter, the Company will expense unamortized debt issuance costs of $488,500 associated with the prior Foothill credit facility.

     Advances under the New Credit Agreement will accrue interest at the prime rate plus a margin of 0.25%, or at the London Inter-Bank Offering Rate plus a margin of 1.75%. The interest rates available under the New Credit Agreement are lower than the effective interest rate under the prior credit facility with Foothill. Under the prior credit facility, interest on the term loan indebtedness accrued at the prime rate plus a margin of 2.75%. Borrowings under the New Credit Agreement are secured by first liens on the Company’s accounts, equipment and inventory. The New Credit Agreement also requires the Company to maintain a minimum balance of $2.75 million in a cash collateral account to further secure the loan. The prior credit facility had been collateralized by substantially all of the Company’s personal property, a subordinated lien on its Dallas headquarters, and certain assets of its subsidiaries. The Company can prepay indebtedness outstanding under the New Credit Agreement in whole or in part at any time without any prepayment penalty. Interest accrued under the New Credit Agreement shall be payable monthly, and the principal balance of the loan will become due and payable in full on February 1, 2007. The New Credit Agreement contains cross-default provisions with respect to the mortgage loan on the Company’s headquarters, such that an event of default under the mortgage loan creates a default under the New Credit Agreement.

     The New Credit Agreement contains terms, conditions and representations that are generally customary for asset-based credit facilities, including requirements that the Company comply with certain significant financial and operating covenants. In particular, the Company will have to maintain income after taxes of not less than $1.00 for any fiscal year and for any two consecutive fiscal quarters. The Company will also have to maintain a Fixed Charge Ratio (EBITDA divided by Fixed Charges, as such terms are defined in the New Credit Agreement) for each prior four quarter period of 1.5 to 1.0, and a total Funded Debt (as such term is defined in the New Credit Agreement) to EBITDA ratio of not greater than 1.5 to 1.0 as of each fiscal year end. Under the prior credit facility with Foothill, the Company would have to have achieved a minimum cumulative EBITDA of $25 million for each prior four quarter period. The Company is allowed to make additional investments in fixed assets of up to $8 million in any fiscal year under the New Credit Agreement, as compared to $4 million in any fiscal year under the prior credit facility. The Company may incur new purchase money and bank indebtedness in an aggregate amount of $3 million, and may declare dividends or repurchase the Company’s common stock in a maximum aggregate amount of $6 million in any fiscal year. The Company could not repurchase any stock or pay any dividends under the prior credit facility.

     The foregoing is qualified by the New Credit Agreement, which is filed as Exhibit 99.1, and the associated Revolving Credit Note executed by the Company, which is filed as Exhibit 99.2.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.

	By:	/s/ Craig E. Holmes

Craig E. Holmes Executive Vice President and Chief Financial Officer

Date: January 26, 2004

INDEX TO EXHIBITS

Item
Number	Exhibit

99.1	New Credit Agreement

99.2	Revolving Credit Note